Rule 424(b)(3)
Registration No. 333-148394

CORD BLOOD AMERICA, INC.

Supplement No. 2 dated September 17, 2008 to Prospectus dated February 1, 2008

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should read and rely only on the information contained in the prospectus supplements and the related prospectus, together with those documents incorporated by reference. Neither the Company nor any selling security holder has authorized any person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The selling security holders are offering to sell, and are seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. Neither this prospectus supplement nor the related prospectus, as previously supplemented, constitutes an offer to sell, or a solicitation of an offer to buy, any securities by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. You should not assume that the information contained in this prospectus supplement or the related prospectus, as previously supplemented, is accurate as of any date other than the date on the front cover of the respective document.

The date of this supplement to the prospectus is September 17, 2008.

 The Company has reduced the exercise price of the warrants held by Enable Growth Partners LP, Enable Opportunity Partners LP and Pierce Diversified Strategy Master Fund LLC, ena, issued in connection with the Securities Purchase Agreement, dated November 26, 2007 (the “Purchase Agreement”), from $0.0086 per share to $0.0067 per share. As a result of the reduction of the warrant exercise price, pursuant to Section 7(a)(iii) of the Purchase Agreement, the conversion price of the Senior Convertible Notes issued in connection with the Purchase Agreement is now $0.0067 per share.

In addition, the exercise price of warrants (the “Shelter Island Warrants”) held by Shelter Island Opportunity Fund, LLC (“Shelter Island”) were reduced from $0.0086 per share to $0.0067 per share.  The Shelter Island Warrants were issued in connection with the Securities Purchase Agreement, dated as of February 14, 2007, as amended by the First Amendment, dated as of April 9, 2007, the Second Amendment, dated as of November 26, 2007, the Third Amendment, dated as of March 28, 2008 and the Fourth Amendment, dated as of June 3, 2008, by and among the Company, CorCell, Ltd., Career Channel, Inc., d/b/a Rainmakers International and Shelter Island.